Exhibit 4.2

FERRELLGAS, L.P.

FERRELLGAS FINANCE CORP.,

9.125% SENIOR NOTES DUE 2017

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 1, 2013

U.S. Bank National Association

Supplementing the Indenture, dated as of September 14, 2009, among Ferrellgas, L.P., Ferrellgas Finance Corp. and U.S. Bank National Association, as Trustee.

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of  November 4, 2013, among Ferrellgas, L.P., a Delaware limited partnership (the “Partnership”), Ferrellgas Finance Corp., a Delaware corporation (“Finance Corp” and together with the Partnership, the “Issuers”), and  U.S. Bank National Association, as Trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Indenture.

WITNESSETH:

WHEREAS, the Partnership, Finance Corp and the Trustee are parties to an Indenture dated as of September 14, 2009 (the “Indenture”), which Indenture relates to the Issuers’ 9.125%% Senior Notes due 2017 (the “Notes”);

WHEREAS, the Partnership has offered to purchase for cash any and all outstanding Notes (the “Tender Offer”);

WHEREAS, in connection with the Tender Offer, the Partnership has requested that Holders of the Notes deliver their consents with respect to the deletion and/or amendment of certain provisions of the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that the Partnership, Finance Corp and the Trustee may amend or supplement the Indenture and the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Notes);

WHEREAS, the Holders of a majority of the principal amount of the Notes outstanding have duly consented to the proposed modifications set forth in this Supplemental Indenture in accordance with Section 9.02 of the Indenture;

WHEREAS, the Partnership has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) a copy of resolutions of the Board of Directors of Ferrellgas, Inc., the general partner of the Partnership, authorizing the execution of this Supplemental Indenture, (ii) evidence of the written consent of the Holders set forth in the immediately preceding paragraph and (iii) the Officers’ Certificate and the Opinion of Counsel described in Section 9.06 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

AMENDMENTS

SECTION 1.01  Amendments.

(a)         Subject to Section 2.01 hereof, Section 1.01 of the Indenture is hereby amended by deleting the definition of “Permitted Liens” contained therein and replacing such definition with the following:

“ “Permitted Liens” means any Lien.”

(b)         Subject to Section 2.01 hereof, the Indenture is hereby amended by deleting the following provisions of the Indenture in their respective entireties: Section 3.09, Section 4.05, Section 4.06, Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.12, Section 4.13, Section 4.14, Section 4.15 and Section 5.01.

(c)          Subject to Section 2.01 hereof, Section 3.01of the Indenture is hereby amended and restated to read, in its entirety, as follows:

“Section 3.01.                    Notices to Trustee

If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, they must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date (unless a shorter notice shall be satisfactory to the Trustee), an Officers’ Certificate setting forth:

(1)                                 the clause of this Indenture pursuant to which the redemption shall occur;

(2)                                 the redemption date;

(3)                                 the principal amount of Notes to be redeemed; and

(4)                                 the redemption price.”

(d)         Subject to Section 2.01 hereof, Section 4.03 of the Indenture is hereby amended and restated to read, in its entirety, as follows:

“Section 4.03.                    Reports.

The Partnership shall at all times comply with TIA Section 314(a).”

(e)          Subject to Section 2.01 hereof, Section 6.01 of the Indenture is hereby amended and restated to read, in its entirety, as follows:

“Section 6.01.                    Events of Default.

Each of the following is an “Event of Default”:

(1)                                 default in the payment of the principal of or premium, if any, on any Note when the same becomes due and payable, upon stated maturity, acceleration, optional redemption, required purchase, scheduled principal payment or otherwise;

(2)                                 default in the payment of an installment of interest on any of the Notes, when the same becomes due and payable, which default continues for a period of 30 days;

(3)                                 failure to perform or observe any other term, covenant or agreement contained in the Notes or this Indenture, other than a default specified in either Section 6.01(1) or (2) above, and the default continues for a period of 45 days after written notice of the default requiring the Issuers to remedy the same will have been given to the Partnership by the Trustee or to the Issuers and the Trustee by Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(4)                                 [Reserved];

(5)                                 [Reserved];

(6)                                 [Reserved];

(7)                                 [Reserved].”

SECTION 1.02  Amendment of Definitions.

The Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments to the Indenture pursuant to Section 1.01 hereof (other than the definition of “Permitted Lien” as amended hereby).

ARTICLE TWO

MISCELLANEOUS

SECTION 2.01  Effect of Supplemental Indenture.

Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture.  On and not prior to the date on which tendered Notes representing a majority of the Notes outstanding are accepted for purchase pursuant to the Tender Offer, this Supplemental Indenture will become operative; provided, however, that if and only if this Supplemental Indenture becomes operative, the provisions hereof shall be deemed effective as of the date hereof.

SECTION 2.02  Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 2.03  No Representations by Trustee.

The recitals contained herein shall be taken as the statement of the Partnership, and the Trustee assumes no responsibility for the correctness or completeness of the same.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 2.04  Certain Duties and Responsibilities of the Trustee.

In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 2.05  Notes Deemed Conformed.

The provisions of the Notes shall be deemed to be conformed, without the necessity for any reissuance or exchange of such Notes or any other action on the part of the Holders of Notes, the Partnership, Finance Corp or the Trustee, so as to reflect this Supplemental Indenture.

SECTION 2.06  Endorsement and Change of Form of Notes.

Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes effective shall be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

“Effective as of November 1, 2013, certain restrictive covenants of the Partnership and certain of the Events of Default have been eliminated, as provided in the First Supplemental Indenture, dated as of November 1, 2013.  Reference is hereby made to said First Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

SECTION 2.07  Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date hereof.

FERRELLGAS, L.P.

By: Ferrellgas, Inc., its General Partner

By:	/s/ J. Ryan VanWinkle
Name:	J. Ryan VanWinkle
Title:	Executive Vice President and Chief Financial Officer

FERRELLGAS FINANCE CORP.

By:	/s/ J. Ryan VanWinkle
Name:	J. Ryan VanWinkle
Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ William G. Keenan
Name:	William G. Keenan
Title:	Vice President